Filed pursuant to Rule 424(b)(7)
SEC File No. 333-149769

PROSPECTUS SUPPLEMENT No. 2

(To prospectus dated March 17, 2008

and prospectus supplement date June 18, 2008)

Common Stock

This prospectus supplement no. 2 supplements the prospectus supplement dated June 18, 2008 (“Supplement No. 1”) and the underlying prospectus dated March 17, 2008 of Thornburg Mortgage, Inc. relating to the resale from time to time by selling securityholders of up to 215,566,548 shares of our common stock, par value $0.01 (the “Common Stock”), issuable following the exercise of certain warrants previously issued to such selling shareholders, to amend information regarding certain selling securityholders named herein. This prospectus supplement is not complete without, and may not be utilized or delivered except in connection with, the prospectus, including Supplement No. 1 and any amendments or supplements thereto.

Investing in our Common Stock involves risks. See “Recent Developments” on page S-4 of Supplement No. 1 and “Risk Factors” beginning on page 4 of the accompanying base prospectus, on page S-10 of Supplement No. 1 and in the documents incorporated by reference therein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q, to read about risks that you should consider before purchasing shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2008.

SELLING SHAREHOLDERS

All of the shares of Common Stock registered for sale pursuant to this prospectus supplement are owned by the selling shareholders. All of the applicable warrants were acquired by the selling shareholders in two separate private placements in March and April 2008, either in connection with the Financing Transaction or in connection with entering into the Override Agreement with our reverse repurchase agreement and auction swap counterparties.

The following table sets forth the names of the selling shareholders, the number of shares of Common Stock beneficially owned by the selling shareholders immediately prior to the date of this prospectus supplement, and the total number of shares that may be offered pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our Common Stock by the selling shareholders as adjusted to reflect the assumed sale of all of the shares offered under this prospectus supplement. Percentage of beneficial ownership is based on 386,917,559 shares of our Common Stock outstanding, or issuable upon conversion of the Series E Preferred Stock or Series F Preferred Stock held by the selling shareholders, as of June 12, 2008. The selling shareholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling shareholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

The information set forth in the table below regarding the selling shareholder identified in the table supersedes the information set forth in Supplement No. 1. We prepared this table based on information supplied to us by the selling shareholder named in the table.

Selling Shareholder	Number of Shares Beneficially Owned Before Offering (1)	Percentage of Shares Beneficially Owned Before Offering (1)(2)	Number of Shares Being Registered	Beneficial Ownership After the Sale of Maximum Number of Shares
				Shares (1)	Percent (1)(2)
Atlas Master Fund, Ltd.	222,699	*	222,699	—	—%
Bay Pond Investors (Bermuda) L.P. (3)	4,202,953	1.1%	2,687,882	1,515,071	*
Bay Pond Partners L.P. (3)	10,206,319	2.6%	6,132,985	4,073,334	1.0%
Deutsche Bank AG, London Branch	7,763,183	2.0%	7,351,664	411,519	*
EagleRock Institutional Partners, LP (4)	506,889	*	56,554	450,335	*
Eaglerock Master Fund, LP (4)	500,120	*	141,377	358,743	*
Mountain Special Situations Fund LLC (4)(3*)	354,400	*	141,377	213,023	*
First Financial Fund, Inc. (3)(5)	2,291,770	*	1,459,701	832,069	*
Insight Fund, LP (6)	122,841	*	28,276	94,565	*
J. Caird Investors (Bermuda) L.P. (3)	1,652,389	*	1,413,782	238,607	*
LibertyView Funds, LP (7)	99,045	*	45,241	53,804	*
LibertyView Special Opportunities Fund, LP (7)	115,688	*	67,862	47,826	*
RER FI Trading, L.P. (8)	500,146	*	282,756	217,390	*
RER Global Liquidity Fund, LP (8)	6,757,861	1.7%	6,729,601	28,260	*
Rockwood Partners, L.P. (9)	443,595	*	226,205	217,390	*
Samlyn Offshore, Ltd.	335,494	*	321,777	13,717	*
Samlyn Onshore Fund, LP	253,497	*	243,736	9,761	*
The Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1 (8)	1,882,877	*	339,308	1,543,569	*
The Richard E. Rainwater Charitable Remainder Unitrust No. 2 (8)	3,015,796	*	1,131,025	1,884,771	*
Waterstone Market Neutral Mac51 Fund, Ltd. (10)	2,689,762	*	1,737,800	951,962	*
Waterstone Market Neutral Master Fund, Ltd. (10)	3,729,795	*	3,238,711	491,084	*
Wolf Creek Investors (Bermuda) BMD L.P. (3)	2,690,820	*	1,744,493	946,327	*
Wolf Creek Partners LP (3)	2,714,136	*	1,741,779	972,357	*

*	Less than 1%

(1)	Assumes conversion of all shares of Series E Preferred Stock or Series F Preferred Stock owned by each selling shareholder, at a conversion rate of 0.77232 shares of Common Stock per share of Series E Preferred Stock, and 2.1739 shares of Common Stock per share of Series F Preferred Stock.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 386,917,559 shares of Common Stock outstanding as of June 12, 2008.

(3)	Wellington Management Company, LLP or Wellington, is an investment advisor registered under the Investment Advisers Act of 1940. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(4)	Nader Tavakoli is a natural person with voting and dispositive power over the shares of EagleRock Institutional Partners, LP, Eaglerock Master Fund, LP and Mountain Special Situations Fund LLC.

(5)	The holdings of First Financial Fund, Inc. were inadvertently listed as the holdings of Scrod & Co. in Supplement No. 1.

(6)	Timothy O’Connell is a natural person with voting and dispositive power over the shares of Insight Fund, LP.

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(7)	LibertyView Special Opportunities Fund, LP and LibertyView Funds LP have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power of the shares held by them, which is exercised by Richard A. Meckler. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Special Opportunities Fund, LP and LibertyView Funds LP is Neuberger Berman Asset Management, LLC, or NBAM, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The sole member of NBAM is Neuberger Berman, Inc., or NBI. NBI is a wholly-owned subsidiary of Lehman Brothers Holdings, Inc., a publicly traded entity (NYSE:LEH).

(8)	Richard E. Rainwater may be deemed to have beneficial ownership of the securities held by RER FI Trading, L.P. and RER Global Liquidity Fund, LP., and disclaims beneficial ownership of any of these securities.

(9)	Rockwood Asset Management, the manager of Rockwood Partners, L.P. and Jay Buck, president of Rockwood Partners, L.P., exercise voting and dispositive power over the shares of Rockwood Partners, L.P.

(10)	Shawn Bergerson is a natural person with voting and dispositive power over the shares of Waterstone Market Neutral Mac51 Fund, Ltd. and Waterstone Market Neutral Master Fund, Ltd.

The selling shareholders provided us with the information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by the selling shareholders upon resale of shares of Common Stock being registered hereby. We have, therefore, assumed for the purposes of the registration statement related to this prospectus supplement that the selling shareholders will sell all of their shares. See “Plan of Distribution” beginning on page 46 of the accompanying base prospectus.

Certain selling shareholders have, and within the past three years have had, material relationships with us. See “Summary—Recent Developments—Financing Transaction” and “—2008 Annual Shareholders Meeting” in Supplement No. 1.

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